Exhibit 99.1

Green Planet Group Announces Financial Restructuring

SCOTTSDALE, Ariz., August 18, 2011 (GLOBE NEWSWIRE) -- Green Planet Group, Inc. (OTCBB:GNPG) announced today that its wholly owned subsidiary Lumea, Inc completed the filing of Chapter 11 for two of its subsidiaries, Lumea Staffing, Inc and Lumea Staffing of California, Inc. The other operating companies of Lumea and Green Planet Group are not affected by these filings.

These Chapter 11 filings will allow the Company to restructure the majority of its staffing business liabilities. These liabilities include $923,000 of secured claims and up to $25 million of unsecured claims. The management of the companies will be debtors-in-possession (DIP) while they develop reorganizational plans to resolve balances with their creditors and emerge as profitable entities.

In addition, Green Planet Group is in negotiations to receive an infusion of new capital to ensure that it will be in a position to continue its operations and execute its business plan.

Edmond L Lonergan, President/CEO, said “Throughout the reorganization process, we will be conducting ‘business as usual’ and have taken every step possible to ensure that the Chapter 11 filings will not adversely affect our day-to-day temp staffing operations, nor the Company as a whole. Today’s action will provide long-term relief from our debilitating legacy debt and allow us to pursue an ongoing strategy to build the Lumea staffing business into a national brand.” Mr. Lonergan continued “These filings will have no impact on Green Planets’ shareholders other than when these two subsidiaries emerge as profitable entities; the share value is expected to reflect the overall improvement in the Company’s balance sheet.”

The subsidiaries’ Chapter 11 cases are pending in the United States Bankruptcy Court for the District of Arizona, Case 2:11-bk-23582 and 2:11-bk-23585. Dean M. Dinner, of Nussbaun, Gillis and Dinner, P.C. serves as lead counsel to the Lumea Companies in their restructuring.

About Green Planet Group

Green Planet Group, Inc. (OTCBB:GNPG) is based in Scottsdale, Arizona and engages in ongoing research and development to create products and services that enhance our environment. The Company's revenues are currently derived from the production and distribution of fuel-based energy conservation and clean-air products, as well as through the placement of members of the growing ranks of the unemployed into meaningful "green collar" careers. For additional information, please visit www.greenplanetgroup.com.

SAFE HARBOR: Certain information included herein may contain statements that are forward looking, such as statements relating to plans for future expansion and other business development activities. Such forward-looking information is subject to changes and variations which are not reasonably predictable and which could significantly affect future results.

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